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Registration  Nos.  333-14865,  333-14865-01,
33-50049  and  33-50049-01

Filing  under  Rule  424(b)(3)

PRICING  SUPPLEMENT  NO.  3  DATED  FEBRUARY  28,  1997
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(To  Prospectus  dated  December  9,  1996,  as  supplemented  by
Prospectus  Supplement  dated  December  9,  1996)


                        U S WEST CAPITAL FUNDING, INC.

                               MEDIUM-TERM NOTES

                DUE FROM NINE MONTHS OR MORE FROM DATE OF ISSUE

                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                                U S WEST, INC.
                             ____________________
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

Aggregate Principal Amount:  $   10,000,000

Settlement Date:             March 5, 1997

Maturity:                    March 5, 2002

Coupon:                                6.75%
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PURCHASE  AS  PRINCIPAL
-----------------------

     This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Smith Barney Inc. ("Smith Barney") for resale to investors at varying prices relating to prevailing market prices at the time of resale as determined by Smith Barney. The net proceeds payable by Smith Barney to U S WEST Capital Funding, Inc. ("Capital Funding") will be 99.248% of the aggregate principal amount of the Notes, or $9,924,800, before deduction of expenses payable by Capital Funding. In connection with the sale of the Notes, Smith Barney may be deemed to have received compensation in the form of underwriting discounts in the amount of 0.752% of the aggregate principal amount of the Notes, or $75,200.